EX-99.5-Principal Underwriting and Administrative Service Agreement Between CREF and TIAA-CREF Individual & Institutional Services, Inc. (as amended)



                   AMENDMENT TO THE PRINCIPAL UNDERWRITING AND
                        ADMINISTRATIVE SERVICES AGREEMENT


                  Pursuant to Paragraph 11 of the Principal Underwriting and Administrative Services Agreement (the "Agreement") by and between TIAA-CREF Individual & Institutional Services, Inc. ("Services") and the College Retirement Equities Fund ("CREF"), dated December 17, 1991, as thereafter amended, and pursuant to resolution of a majority of the Trustees of CREF, including a majority of Trustees who are not parties to the Agreement or "interested persons" (as that term is defined in the Investment Company Act of 1940) of any such party to the Agreement and have no direct or indirect financial interest in the operation of CREF's distribution financing arrangement ("Plan") or in any agreements related to the Plan, the parties to the Agreement mutually agree that the Agreement shall be amended as set forth below, and approve the Agreement as so amended, effective, except as otherwise noted below, upon execution of this amendment by each party to the Agreement.

                  1.       REIMBURSEMENT

                  Services shall be responsible for all expenses in connection with furnishing distribution and administrative services to CREF. CREF shall reimburse Services for the cost of such services and the amount of such expenses through daily payments (as described below) based on the expense deduction rates and other charges agreed upon from time to time between CREF and Services reflecting estimates of the cost of such services and expenses with the objective of keeping the payments as close as possible to actual expenses. As soon as is practicable after the end of each quarter (usually within 30 days), the amount necessary to correct any differences between the payments and the expenses actually incurred will be determined. This amount will be paid by or credited to Services, as the case may be, in equal daily installments over the remaining days in the quarter.

          a. For the services rendered and expenses incurred in connection with distribution of the Certificates as provided herein, the amount currently payable from the net assets of each Account each Valuation Day for each Calendar Day of the Valuation Period ending on that Valuation Day will be 0.0001096% (corresponding to an annual rate of 0.04% of average daily net assets).

          b. For the services rendered and expenses incurred in connection with administration as provided herein, the amount currently payable from the net assets of each Account each Valuation Day for each Calendar Day of the Valuation Period ending on that Valuation Day will be 0.0006712% (corresponding to an annual rate of 0.245% of average daily net assets).

                  For purposes of this Agreement, "Valuation Day," "Calendar Day," and "Valuation Period" shall each be defined as specified in CREF's current Registration Statement.

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                  IN  WITNESS  WHEREOF,  CREF  and  Services  have  caused  this
Amendment to the Agreement to be executed in their names and on their behalf and under their trust and corporate seals as of this 20th day of April, 2001 by and through their duly authorized officers effective as provided above.


Attest:                          COLLEGE RETIREMENT EQUITIES
                                 FUND
/s/  Lisa Snow                      By:  Stewart P. Greene
---------------------------         ---------------------------
     Lisa Snow                           Stewart P. Greene
                                    Title: Chief Counsel, Securities Law
                                        and Assistant Secretary

Attest:                          TIAA-CREF INDIVIDUAL &
                                 INSTITUTIONAL SERVICES, INC.
/s/   Stewart P. Greene             By:  /s/ Lisa Snow
---------------------------         ---------------------------------
      Stewart P. Greene                  Lisa Snow
                                    Title: Vice President and Chief Counsel,
                                    Corporate Law and Assistant Secretary